EXHIBIT 10.4

AMENDMENT TO SHARE EXCHANGE AGREEMENT

among

RTG VENTURES, INC.,

& CLOUD CHANNEL LTD.

& SUBSIDIARIES

11 July 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into on March 31st, 2010 by and among RTG VENTURES, INC., a Florida corporation (“RTG”), and CLOUD CHANNEL LIMITED. ,a  UK private company limited by shares  (“Cloud Channel”, and  the “Sellers”).
W I T N E S S E T H:

WHEREAS, RTG Ventures had previously entered into a proposed Share Purchase Agreement with ANHL and NMTV on March 20th, 2007, which was amended several times up to and including January 20th, 2010, those companies having wholly failed to give their due consideration, the contract having thus been Rescinded by RTG; COME NOW the respective Boards of Directors of RTG and CLOUD CHANNEL, which have determined that it is fair to and in the best interests of their respective corporations and stockholders for RTG and CLOUD CHANNEL to effect a share exchange pursuant to which all of the outstanding shares of the Company will be exchanged for shares of RTG (the “Exchange”) upon the terms and subject to the conditions set forth herein; and

WHEREAS,  CLOUD CHANNEL have purchased companies, with RTG's signed approval, using RTG's preferred stock which will be distributed following Closing; and

WHEREAS, the respective Boards of Directors of RTG and CLOUD CHANNEL have approved this Agreement and the Exchange in accordance with Section 607.0821 of the Florida Business Corporations Act (the “FBCA”) and the Companies Act;

WHEREAS, the respective stockholders of RTG and CLOUD CHANNEL have approved by written consent pursuant to Section 607.0704 of the FBCA and Company Act respectively, this Agreement and the transactions contemplated and described hereby including, without limitation, the Exchange; and

WHEREAS, the parties hereto intend that the Exchange contemplated herein shall qualify as a tax free exchange within the meaning of Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
THE EXCHANGE.

1.1 Exchange of Shares. Subject to the terms and conditions of this Agreement Sellers shall sell, assign, convey and set over unto RTG 10,000 (Ten Thousand) ordinary shares, £ .0001 per share par value of the Company (the “Company Shares”), constituting all of the outstanding shares of capital stock of the Company.  Cloud Channel will be allocated Convertible Preferred Shares of RTG Ventures, Inc. according to the valuation methodologies outlined in the Share Exchange Agreements of Bitemark MC Limited and Stylar Limited.  The Convertible Preferred Shares will be issued concurrently with their conversion to common stock 12 months from March 31st 2010.  It is acknowledged and approved by both Boards that the majority of these shares are to be consideration for acquisitions and asset purchases by Cloud Channel. All shares in escrow will be voted by management.

ARTICLE 7
CLOSING; CONDITIONS OF PARTIES’ OBLIGATIONS.

7.1 Closing. The closing of the Exchange (the “Closing”) shall take place on concurrently with filing of consolidated financials via an 8K submission. The Closing shall occur at the offices of David E. Price, PC. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in this Article 7 will be executed and delivered as described herein. All actions to be taken at the Closing shall be deemed to be taken simultaneously.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

RTG:
RTG VENTURES, INC.

By: /s/ ______________________
Name: Linda Perry
Title: Chief Executive Officer

CLOUD CHANNEL:

By: /s/ ______________________
Name: Dominic Hawes-Farley
Title: Director

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